Exhibit 2.2

Attached is a form for filing Articles of Merger pursuant to section 607.1105, Florida Statues, when two or more for profit corporations merger. This form is basic and may not meet all merger needs. The advice of an attorney is recommended.

Please complete only one Plan of Merger form or attach your own Plan of Merger.

The document must be typed or printed and must be legible.

Pursuant to section 607.0123, Florida Statutes, a delayed effective date may be specified but may not be later than the 90th day after the date on which the document is filed.

Filing Fee	$35.00 for each merging and $35 for each surviving corporation (includes a letter of acknowledgement)

Certified Copy (Optional)	$8.75

Send one check in the total amount payable to the Florida Department of State.

Please include a cover letter containing your telephone number, return address and certification requirements, or complete the attached cover letter.

Mailing Address	Street Address
Amendment Section	Amendment Section
Division of Corporations	Division of Corporations
P.O. Box 6327	Clifton Building
Tallahassee, FL 32314	2661 Executive Center Circle
Tallahassee, FL 32301

For further information, you may contact the Amendment Section at (850) 245-6050.

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COVER LETTER

TO:	Amendment Section
Division of Corporations

SUBJECT:	FreeButton, Inc.
Name of Surviving Corporation

The enclosed Articles of Merger and fee are submitted for filing.

Please return all correspondence concerning this matter to following:

Bruce Storrs
Contact Person

FreeButton, Inc.
Firm/Company

7040 Avenida Encinas Suite 104-159
Address

Carlsbad, CA 92011
City/State and Zip Code

bruce@a1vapors.com
E-mail address (to be used for future annual report notification)

For further information concerning this matter, please call:

Bruce Storrs	At (808) 269-9465
Name of Contact Person	Area Code & daytime Telephone Number

☒  Certified copy (optional) $8.75 (Please send an additional copy of your document if a certified copy is requested)

Street Address	Mailing Address
Amendment Section	Amendment Section
Division of Corporations	Division of Corporations
Clifton Building	P.O. Box 6327
2661 Executive Center Circle	Tallahassee, FL 32314
Tallahassee, FL 32301

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ARTICLES OF MERGER

(Profit Corporations)

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes.

First: The name and jurisdiction of the surviving corporation:

Name	Jurisdiction	Document Number

FreeButton, Inc.	Nevada

Second: The name and jurisdiction of each merging corporation:

Name	Jurisdiction	Document Number

A1 Vapors, Inc.	Florida

Third: the Plan of Merger is attached.

Fourth: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

OR     08/20/14     (Enter a specific date. NOTE: An effective date cannot be prior to the date of filing or more than 90 days after merger file date.)

Fifth: Adoption of Merger by surviving corporation - (COMPLETE ONLY ONE STATEMENT)

The Plan of Merger was adopted by the shareholders of the surviving corporation on   May 23, 2014   .

The Plan of Merger was adopted by the board of directors of the surviving corporation on ______________ and shareholder approval was not required.

Sixth: Adoption of Merger by merging corporation(s) (COMPLETE ONLY ONE STATEMENT)

The Plan of Merger was adopted by the shareholders of the merging corporation(s) on   August 14, 2014  .

The Plan of Merger was adopted by the board of directors of the merging corporation(s) on ______________ and shareholder approval was not required.

(Attach additional sheets if necessary)

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Seventh: SIGNATURES FOR EACH CORPORATION

Name of Corporation	Signature of an Officer or Director	Typed or Printed Name of Individual & Title

FreeButton, Inc.	/s/ James Lynch	James Lynch, CEO
A1 Vapors, Inc.	/s/ Bruce Storrs	Bruce Storrs, CEO

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PLAN OF MERGER

(Merger of subsidiary corporation(s))

The following plan of merger is submitted in compliance with section 607.1104, Florida Statutes, and in accordance with the laws of any other applicable jurisdiction of incorporation.

The name and jurisdiction of the parent corporation owning at least 80 percent of the outstanding shares of each class of the subsidiary corporation:

Name	Jurisdiction

FreeButton, Inc.	Nevada

The name and jurisdiction of each subsidiary corporation:

Name	Jurisdiction

A1 Vapors, Inc.	Florida

The manner and basis of converting the shares of the subsidiary or parent into shares, obligations, or other securities of the parent or any other corporation or, in whole or in part, into cash or other property, and the manner and basis of converting rights to acquire shares of each corporation into rights to acquire shares, obligations, and other securities of the surviving or any other corporation or, in whole or in part, into cash or other property are as follows:

The transaction contemplated by the Exchange Agreement were consummated on August 14, 2014 (the "Closing") and pursuant to the terms of the Exchange Agreement, all outstanding shares of common stock of A1 Vapors, $1.00 par value per share (the "A1 Vapors Shares") were exchanged for shares of the Company's common stock, $0.001 par value per share (the "Company Common Stock"). Accordingly, A1 Vapors became a wholly owned subsidiary of the Company.

(Attach additional sheets if necessary)

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If the merger is between the parent and a subsidiary corporation and the parent is not the surviving corporation, a provision for the pro rata issuance of shares of the subsidiary to the holders of the shares of the parent corporation upon surrender of any certificates is as follows:

If applicable, shareholders of the subsidiary corporations, who, except for the applicability of section 607.1104, Florida Statutes, would be entitled to vote and who dissent from the merger pursuant to section 607.1321, Florida Statutes, may be entitled, if they comply with the provisions of chapter 607 regarding appraisal rights of dissenting shareholders, to be paid the fair value of their shares.

Other provisions relating to the merger are as follows:

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